                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted
                                           by Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12

                             HERMAN MILLER, INC.
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

                             HERMAN MILLER, INC.
- -------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    (5) Total fee paid:

- --------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

                              HERMAN MILLER, INC.


                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT


August 21, 1995



Dear Shareholder:

Herman Miller, Inc.'s fiscal year ended June 3, 1995. Enclosed you will find this year's Annual Report and a proxy card to vote your shares. Also, let us know if you expect to attend the annual Shareholders Meeting scheduled for October 5, 1995, by mailing a reservation card or contacting Robbie Kroll at 616-654-3305.

The Annual Report discusses our performance for fiscal 1995 and introduces you to our new Aeron(TM) chair. If you have any questions for me or for other senior managers, please write them on the question card and return it to us.
If there isn't time at the meeting to answer all of the questions we receive, a member of my team or I will mail you a response. We will also take questions during the meeting.

The Shareholders Meeting will take place in the Midwest Distribution Center (where we met last year), 10001 Adams Street, Holland, Michigan. Chairman of the Board Richard Ruch will convene the business meeting promptly at 4 p.m. EDT. Please allow time for parking and registration. After the business meeting, we will serve a light buffet to all who indicate on the reservation card that they will be staying.

During the business meeting, we will elect five directors to the Board of Directors, vote on the 1995 Employee Stock Purchase Plan, ratify Arthur Andersen LLP as our independent public accountants, and transact any other business as may come before the meeting.

I hope to see you there.

Sincerely,



/s/ Michael A. Volkema
Michael A. Volkema
President and Chief Executive Officer



                            YOUR VOTE IS IMPORTANT.
                          PLEASE COMPLETE, SIGN, DATE
                         AND PROMPTLY RETURN YOUR PROXY
                         CARD IN THE ENCLOSED ENVELOPE

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




     The annual meeting of the shareholders of Herman Miller, Inc. (the "Company"), will be held at the Company's Midwest Distribution Center, 10001 Adams Street, Holland, Michigan, on Thursday the 5th of October, 1995, at 4 p.m. (E.D.T.) for the following purposes:

          1. To elect five directors, four directors each for a term of three years and one director for a term of one year.

          2. To consider and act on the proposal to approve the Herman Miller, Inc., 1995 Employee Stock Purchase Plan.

          3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending June 1, 1996.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on August 7, 1995, will be entitled to vote at the meeting.

     Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.



By order of the Board of Directors
James N. DeBoer, Jr., Secretary of the Board
August 21, 1995

                              HERMAN MILLER, INC.

                              855 East Main Avenue
                                  P.O. Box 302
                          Zeeland, Michigan 49464-0302


                                PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Herman Miller, Inc. (the "Company"), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on Thursday, October 5, 1995, at 4 p.m. (E.D.T.) at the Company's Midwest Distribution Center, 10001 Adams Street, Holland, Michigan.

                            SOLICITATION OF PROXIES

     Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder of the Company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for such purpose.

     If the proxy card is properly executed and returned to the Company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the proxy and for each of the proposals described in this Proxy Statement.

     A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, (2) executing a proxy at a later date, or (3) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

                             ELECTION OF DIRECTORS

     The Company's Articles of Incorporation and Bylaws provide for the division of the Board of Directors into three classes of nearly equal size, with the directors of each class to hold office for staggered three-year terms. At the annual meeting, five directors are to be elected, four to the class of directors whose term of office expires at the 1998 annual meeting, and one to the class of directors whose term expires at the 1996 annual meeting. The Board of Directors has nominated Dr. E. David Crockett, David L. Nelson, Charles D. Ray, M.D., and Michael A. Volkema for election to serve as members whose terms expire at the 1998 annual meeting. J. Harold Chandler has been nominated to serve as a member of the class whose term expires at the 1996 annual meeting. Each of the nominees previously has been elected as a director by the Company's shareholders except Messrs. Volkema and Chandler. Mr. Volkema was appointed to the Board of Directors in connection with being selected as President and Chief Operating Officer on May 17, 1995. As of that same date, Mr. Chandler was appointed to fill the remainder of the term of Max O. DePree.

     Mr. DePree retired as a director and Chairman of the Board at the May 17, 1995, Board meeting in conformity with the Company's Bylaws, which provide that a director must resign from the Board at or before the first annual meeting after attaining the age of 70. Mr. DePree turned 70 on October 28, 1994.

     Following Mr. DePree's retirement, the Board elected Mr. Richard H. Ruch to serve as Chairman of the Board of Directors. Mr. Ruch has served on the Board since 1986 and has served as Vice Chairman since April 1992 when he retired as CEO of the company after 37 years of service with the Company.

     The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Company. Accordingly, the five individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting. The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     On August 7, 1995, the Company had 24,934,135 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 7, 1995, the record date fixed by the Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by the Company's transfer agent.

     As of August 7, 1995, no person was known by management to be the beneficial owner of more than 5 percent of the Company's common stock, except as follows:

                NAME AND ADDRESS OF                     AMOUNT AND NATURE OF
                  BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP            PERCENT OF CLASS

 Trimark Investment Management, Inc.                     2,400,000(1)                       9.6%
 Scotia Plaza, Suite 5200, 40 King Street West
 Toronto, Ontario M5H 3Z3

 FMR Corp.                                               1,800,800(2)                       7.2%
 82 Devonshire Street
 Boston, Massachusetts 02109

 Ariel Capital Management, Inc.                          1,682,139(3)                       6.8%
 307 North Michigan Avenue
 Chicago, Illinois 60601

 GeoCapital Corporation                                  1,492,100(4)                       6.0%
 767 Fifth Avenue, 45th Floor
 New York, New York 10153

     (1) This information is derived from notification received by the company from the beneficial owner, including notice that it has sole voting and dispositive power as to 2,400,000 shares.
     (2) This information is derived from notification received by the company from the beneficial owner, including notice that it has sole voting power as to 335,300 shares and sole dispositive power as to 1,797,900 shares.
     (3) This information is derived from notification received by the company from the beneficial owner, including notice that it has sole voting power as to 1,345,639 shares and sole dispositive power as to 1,682,139 shares.
     (4) This information is derived from notification received by the company from the beneficial owner, including notice that it has sole dispositive power as to 1,492,100 shares.

                   DIRECTOR AND EXECUTIVE OFFICER INFORMATION

     SECURITY OWNERSHIP OF MANAGEMENT. The following table shows, as of August 7, 1995, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.


                                                             AMOUNT AND NATURE
                  NAMED EXECUTIVE                       OF BENEFICIAL OWNERSHIP(3)        PERCENT OF CLASS(6)

 J. Kermit Campbell(1)                                          59,961                          .24%
 Philip J. Mercorella(2)                                        46,273                          .18%
 James H. Bloem                                                 63,132                          .25%
 Hansjorg Broser                                                37,639(4)                       .15%
 Gary S. Miller                                                 61,731                          .24%
 Andrew C. McGregor                                             41,434                          .16%
 All executive officers and directors
  as a group (22 persons)                                      758,822(5)                      2.99%


     (1) Mr. Campbell resigned as an officer and director on July 11, 1995, subsequent to the Company's 1995 fiscal year.
     (2)  Mr. Mercorella's employment with the Company ended on May 22, 1995.
     (3) Includes the following numbers of shares with respect to which the Named Executives have the right to acquire beneficial ownership under stock options exercisable in 60 days: Mr. Campbell-24,000; Mr. Bloem-32,000; Mr. Broser-16,000; Mr. Miller-41,000; Mr.
          McGregor-23,500; and Mr. Mercorella-18,500.
     (4) Includes 3,000 shares of restricted stock that are subject to forfeiture under certain conditions.
     (5) Included in this number are 417,300 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.
     (6) Calculated based on the number of shares outstanding plus the shares referred to in note (5) above.

    THE BOARD OF DIRECTORS. The information in the following table relating to each nominee's and director's age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of August 7, 1995, has been furnished to the company by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table.

                                                                    YEAR FIRST
                                                                     BECAME A        SHARES       PERCENT OF
           NAME AND PRINCIPAL OCCUPATION               AGE           DIRECTOR       OWNED(1)       CLASS(2)

 NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS TO
 EXPIRE IN 1998:

 Dr. E. David Crockett                                   59          1982         16,800           .07%
    Since November 1992--Chairman, Cornerstone
         Imaging, Inc. (Document Image Processing)
    Since May 1991--General Partner, Aspen Ventures
         (Venture Capitalists)

 David L. Nelson                                         65          1972         18,100(3)        .07%
    Since January 1994--Vice President, Customer
         Support, America's Region Asea, Brown,
          Boveri, Inc.
    Prior to January 1994--Vice President, Customer
          Satisfaction, Industry Segment, Asea,
          Brown, Boveri, Inc. (Manufacturer of
          Computerized Equipment for Measuring and
          Controlling Industrial Processes)

 Charles D. Ray, M.D.                                    67          1977         18,030(4)        .07%
    Chairman of the board of Directors, Ray
         Medica, Inc. (Formerly The CeDaR
         Companies, Inc. (Development and Manufacturer
         of Health Care Products)

 Michael A. Volkema                                      39          1995         50,230(5)        .20%
    Since July 1995-- Chief Executive Officer,
         Herman Miller, Inc.
    Since May 1995-- President, Herman Miller,
         Inc.
    From February 1995 to May 1995-- President
         and Chief Executive Officer, Coro, Inc.
        (a subsidiary of Herman Miller, Inc.)
    From May 1993 to September 1994-- Chairman of
         the Board, Meridian, Inc. (a subsidiary of
           Herman Miller, Inc.)
    Prior to May 1993-- President, Meridian, Inc.
         (a subsidiary of Herman Miller, Inc.)

 NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS TO
 EXPIRE IN 1996:

 J. Harold Chandler                                      46          1995              0             0%
    Since November 1993--President and Chief
         Executive Officer, Provident Life &
         Accident Insurance Co.
    From June 1993 to November 1993--President,
         MidAtlantic NationsBank and Maryland
         National Corporation
    From January 1992 to June 1993--President,
         NationsBank/Washington, D.C., Maryland, and
         N. Virginia
    Prior to January 1992--President and Chief
         Executive Officer, Sovran Bank--Washington,
         D.C., Maryland, and N. Virginia

                                                                    YEAR FIRST
                                                                     BECAME A        SHARES       PERCENT OF
           NAME AND PRINCIPAL OCCUPATION                 AGE         DIRECTOR       OWNED(1)       CLASS(2)

 DIRECTORS WHOSE TERMS EXPIRE IN 1996:


 Dr. Alan M. Fern                                       64            1983          12,300           .05%
    Director, National Portrait Gallery,
         Smithsonian Institution

 Brian Griffiths, Lord Griffiths of Fforestfach         53            1991           6,000           .02%
    Since 1990--International Advisor, Goldman
         Sachs
                International Limited (International
                Banking Firm)
    Prior to 1990--Government Service, United
         Kingdom


 DIRECTORS WHOSE TERMS EXPIRE IN 1997:

 William K. Brehm                                       66            1991           6,000           .02%
    Chairman of the Board SRA International,
         Inc.
      (Consulting Engineering Firm)

 C. William Pollard                                     57            1985          21,249(6)        .08%
    Chairman of the Board and Chief Executive
         Officer,
      The ServiceMaster Company (Management and
      Consumer Services for Health Care,
      Industrial, and Educational Facilities)

 Ruth Alkema Reister                                    59            1985          14,936(7)        .06%
   Private Investments and Civic and Charitable
         Activities

 Richard H. Ruch                                        65            1986         139,005(8)        .55%
    Since July 1995--Chairman of the Board of
         Directors, Herman Miller, Inc.
    From April 1992 to July 1995--Vice Chairman
         of the Board of Directors, Herman
                Miller, Inc.
    Prior to April 1992--President and Chief
         Executive Officer, Herman Miller, Inc.


     (1) Shares shown for each director who is not an officer of the company include 15,000 shares for Messrs. Crockett, Nelson, and Ray; 13,500 shares for Ms. Reister and Mr. Pollard; 11,300 shares for Dr. Fern; and 6,000 shares for Messrs. Brehm and Grifffiths with respect to which the director has the right to acquire beneficial ownership under options exercisable within 60 days.
     (2) Percentages are calculated based upon shares outstanding, plus shares which the director has the right to acquire under stock options exercisable within 60 days.
     (3) Shares are owned jointly by Mr. Nelson and his wife. Excludes 1,200 shares owned of record and beneficially by Mr. Nelson's wife, with respect to which Mr. Nelson disclaims beneficial ownership.
     (4)  Includes 30 shares which Dr. Ray owns as custodian for his children.
     (5) Includes 8,000 shares with respect to which Mr. Volkema has a right to acquire beneficial ownership under options exercisable within 60 days and 25,905 shares of restricted stock which are subject to forfeiture under certain conditions.
     (6) Excludes 403 shares owned of record and beneficially by Mr. Pollard's wife. Mr. Pollard disclaims beneficial ownership of these shares.
     (7) Excludes 600 shares owned by Mrs. Resister's husband. Mrs. Reister disclaims beneficial ownership of these shares.
     (8) Includes 59,000 shares with respect to which Mr. Ruch has a right to acquire beneficial ownership under options exercisable within 60 days and 2,400 shares of restricted stock which are subject to forfeiture under certain conditions. In addition, Mr. Ruch's wife owns 7,100 shares which are excluded from the table and as to which Mr. Ruch disclaims beneficial ownership.

    Mr. Crockett also is a director of Cornerstone Imaging, Inc., and Metatec Corporation. Mr. Nelson also is a director of Cardinal Fund, Inc. Mr. Pollard also is a director of The ServiceMaster Company, Provident Life and Accident Insurance Company, and Trammell Crow Company. Brian Griffiths, Lord Griffiths of Fforestfach, also is a director of The ServiceMaster Company. Mr. Chandler is also a director of Provident Life & Accident Insurance Company, AmSouth Bank Corporation and Healthsource, Inc.

    The Board of Directors held five meetings during the last fiscal year. All of the directors attended at least 75 percent of the aggregate number of meetings of the Board and the Board committees on which they served.

    FINANCE AND AUDIT COMMITTEE. The Company has a Finance and Audit Committee comprised of Ms. Ruth A. Reister (chair); Dr. E. David Crockett (vice chair); Messrs. William K. Brehm, C. William Pollard, Alan M. Fern, and Brian Griffiths, Lord Griffiths of Fforestfach. The Finance and Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the scope of their audit, their audit reports, and any recommendations made by them. The committee approves fees paid for audit and nonaudit services by the independent public accountants. The committee also reviews the activities of the Company's internal auditors, and reviews and recommends to the Board issues concerning the Company's dividend policies, capital expenditures, welfare benefits plans, and other related financial matters. The committee met three times during the last fiscal year.

    EXECUTIVE COMPENSATION COMMITTEE. The Company has an Executive Compensation Committee, comprised of Mr. David L. Nelson (chair), Messrs. William K. Brehm, E. David Crockett, Richard H. Ruch, and Charles D. Ray, M.D. The Executive Compensation Committee recommends to the Board the annual executive incentive plan, the grant of employee stock options, and the annual remuneration of the Company's Chairman, Vice Chairman, and Chief Executive Officer, and acts as the administrative committee for the Company's Employee Stock Option Plans. The committee met four times during the last fiscal year.

    NOMINATING COMMITTEE. The Company has a Nominating Committee comprised of Messrs. David L. Nelson, C. William Pollard, and Richard H. Ruch. The Nominating Committee selects and presents to the Board candidates for election to fill vacancies on the Board. The committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing, on or before the 60th day preceding the date of the annual meeting, including a description of the proposed nominee's qualifications, his or her consent to serve as a director, as well as other required data on the nominee and the shareholder submitting the proposal and other relevant biographical data, to Richard H. Ruch, at Herman Miller, Inc., 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302. The committee met five times during the last fiscal year.

            COMPENSATION OF BOARD MEMBERS AND NON-EMPLOYEE OFFICERS

    The Company pays directors' fees to nonemployee directors at the rate of $32,500 per year, and at one-half that rate to employee directors. No additional amounts are payable for service on committees of the Board or for any other assignments that may be undertaken by a director as a director. During the past year, Mr. DePree received additional compensation equal to 25 percent of the base salary of the Company's President and Chief Executive Officer in consideration of his agreement to devote 25 percent of his business time to the activities of the Board of Directors. Mr. Ruch, serving in his role as Vice Chairman of the Board of Directors, received additional compensation equal to 30 percent of the base salary of the President and Chief Executive Officer in consideration of his agreement to devote 30 percent of his business time to the activities of the Board of Directors. Pursuant to these agreements Messrs. DePree and Ruch received $120,725 and $138,370, respectively, in total compensation for their services as directors during the Company's fiscal year ended June 3, 1995.

    The Company has in effect a stock option plan, approved and adopted by its shareholders, under which officers and directors who are not employees of the Company or its subsidiaries are granted options to purchase shares of the Company's common stock. This plan provides for the annual grant of options to each participant, effective the last business day of the Company's third fiscal quarter, to acquire 1,500 shares of common stock at prices equal to the fair market value of the shares on the date of grant. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of the Company's common stock already owned by the optionee, or a combination of shares and cash. Options are not transferable by optionees, except by will or by the laws of descent and distribution, and may be exercised only while an optionee serves as a nonemployee officer or director of the Company or during various limited periods after death or retirement.

    During fiscal 1995, each director and officer of the Company who is not an employee was granted an option to purchase 1,500 shares of the Company's common stock at $22.50, its fair market value on the date of grant. Under this plan, a total of 16,500 options were granted to all nonemployee directors and officers as a group, and 700 options were exercised at an average exercise price of $26.50 per share during the past year.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

GENERAL

    The Company has long recognized the importance of a well-founded executive compensation program and the role it plays in achieving the Company's short- and long-term objectives of promoting superior corporate performance, creating shareholder value, and maintaining fairness and relative equity in the compensation of and between its executives and all other employee-owners. The Executive Compensation Committee of the Board of Directors, which is comprised of five nonemployee directors, was established over 20 years ago to provide an ongoing review of the executive compensation program to assure that it is structured and administered to support the Company's mission and strategy. The committee is responsible for recommendations to the full Board for several aspects of executive compensation, including the annual remuneration of the Company's Chief Executive Officer, which includes base salary, incentive pay, and equity-based compensation. In addition, the committee also establishes for both the Chief Executive Officer and other employees the performance objectives for the annual executive incentive plan which covers approximately 75 individuals. The Company's Chief Executive Officer establishes the base salary of the Company's other executive officers.

COMPENSATION PHILOSOPHY

    The Company's compensation philosophy, as formulated by the Executive Compensation Committee and endorsed by the Board of Directors, is designed to engender and preserve a sense of fairness and equity among employees, shareholders, and customers. For example, the Company has established a formula for determining maximum compensation which can be received by the Chief Executive Officer. This formula, which has been in effect since 1984, limits cash compensation (including salary and incentive bonus) to 20 times the average annual compensation earned by the Company's regular full-time employee-owners.

    The executive compensation program has been designed to:

       - Link a material portion of annual compensation directly to operating performance.
       -  Promote achievement of long-term strategic goals and objectives.
       - Align the interests of executives with the long-term interests of the shareholders.
       -  Attract, motivate, and retain executives of outstanding ability.

    EXECUTIVE STOCK OWNERSHIP GUIDELINES. To further emphasize and reinforce the importance of linking shareholder and management interests, the Board has adopted stock ownership guidelines for approximately 150 executives, including all officers. Under the guidelines, the CEO is expected to own 120,000 shares, and other executives are expected to own between 3,000 and 30,000 shares, with the level of ownership determined by the executive's responsibility level and corresponding management position within the Company. Executives are expected to make reasonable progress toward meeting the ownership guidelines over a ten-year period.

    To assist executives in attaining the required ownership levels, the Board and shareholders adopted in 1994 the Key Executive Stock Purchase Assistance Plan. The plan authorizes the Board's Executive Compensation Committee to extend loans to selected executives to acquire shares of the Company's stock. The executives can earn repayment of a portion of the principal and interest due on these loans provided that certain corporate performance goals are attained.

    During fiscal 1995, 16 individuals were selected to participate in the plan. Loans totaling $4.0 million resulting in the acquisition of 181,000 shares were made. Based on the Company's performance as measured against its fiscal 1995 goals, 65 percent of the annual repayment of principal and interest due was earned. The executives were responsible for payments of $226,221 for principal and interest which was unearned.

    COMPENSATION ELEMENTS. Presently, the executive compensation program consists of salary, annual cash incentives, long-term incentives in the form of stock options and restricted stock, and selected benefits typically offered to executives by major corporations.

    The Company's compensation strategy is not limited to executive officers but is designed to create a sense of common purpose and interest among all employees. To that end, the Company has adopted plans which align the interests of all its employees with the interests of its shareholders. The following is a listing of some of the plans designed to achieve this goal:

   - All employees with over one year of service are shareholders of the Company through participation in the Employee Ownership--Profit-Sharing Plan. All Company contributions to the Plan are invested exclusively in the Company's common stock, except to satisfy liquidity needs of the plan. On June 3, 1995, the Employee Ownership--Profit-Sharing Plan held 1,577,738 shares, or 6.4 percent, of the Company's common stock.

   - Additional stock ownership is available to all employees with over one year of service through participation in the Employee Stock Purchase Plan. In fiscal 1995, 1,442 of the 4,984 eligible employees, or 29 percent, purchased 132,013 shares of the Company's common stock through this plan. Since inception of the plan in 1977, employees have purchased a total of 1,967,927 shares. This year the shareholders will vote on the adoption of the 1995 Employee Stock Purchase Plan which, if approved, will serve to continue the Company's effort to provide employees with an incentive to increase their ownership in the Company.

   - Retirement benefits are provided through a qualified and fully funded Defined Benefit Retirement Income Plan. (Plan assets consist primarily of listed common stocks, bonds, mutual funds, and corporate obligations.) On June 3, 1995, Plan assets included 327,672 shares, or 1.3 percent, of the Company's common stock.

   - Quarterly cash bonuses can be earned by all employees through the Earned Share Bonus Plan. This incentive compensation plan measures performance against a series of predetermined goals for product quality, customer service, net sales and net income growth, asset utilization, and implemented cost savings. For fiscal 1995 aggregate bonuses of $4.7 million, or 3.8 percent of eligible compensation, was paid pursuant to this plan.

    In addition, a wide range of other benefits is provided to employees to ensure a competitive wage and benefit package is provided.

COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

    The salaries of the Company's Chief Executive Officer and other executives are established on a performance-based evaluation system. Each executive officer's performance, except that of the Chief Executive Officer, is evaluated by his or her superior and reviewed by the Executive Compensation Committee. This review considers the employee's overall performance relative to the achievement of corporate objectives as well as individual contributions and achievements. This same evaluation system is applied to the Company's Chief Executive Officer by this committee.

    Annual cash incentive bonuses can be earned through the Executive Incentive Plan, which is designed to tie compensation to corporate performance. The plan consists of a formula approved annually by the Executive Compensation Committee which weights the achievement of selected performance objectives against the annual plan as approved by the Board of Directors. No bonus is paid if a minimum net income threshold is not met. Depending on their individual level of responsibility, an executive officer can earn up to 60 percent of his or her salary under this plan if all performance objectives are attained. An additional bonus can be earned when overperformance against the annual plan occurs.

    In relating this pay-for-performance program to the results achieved by the Company in the last three fiscal years, amounts paid under the Executive Incentive Program were 35.0 percent, 120.0 percent, and 93.1 percent of eligible bonuses for the fiscal years ended in 1995, 1994, and 1993, respectively.

    In fiscal 1995, 65.0 percent of eligible bonus was earned under the bonus calculation formula. However, the minimum net income requirement for a bonus to be paid was not achieved due to the reduction in net income resulting from restructuring charges and the increase in legal reserves for potential litigation. The Board of Directors approved the 35.0 percent of eligible bonus paid in fiscal 1995 due to the extraordinary reasons for the Company not reaching the minimum net income threshold.

    The Executive Compensation Committee also authorizes the grant of stock options to employees of the Company, including executive officers. As a guideline, the committee believes that the aggregate number of shares subject to options granted in any one year to all employees should not exceed 1 percent of the Company's outstanding shares at the time of grant. In general, options are granted to employees based on their respective levels of responsibility within the Company, as well as their past performance and potential to contribute to the future success of the Company.

    Cash compensation including salary, Earned Share Bonus, and Executive Incentive Bonus of the Company's Chief Executive Officer is limited by formula to 20 times the average annual compensation earned by the Company's regular full-time employee-owners (currently $31,602). This imposes a cap on the CEO's cash compensation for 1995 of $632,040.

    On July 11, 1995, J. Kermit Campbell resigned as the Company's Chief Executive Officer and was succeeded by Michael A. Volkema. Mr. Campbell earned a base salary and bonus for the fiscal year ending June 2, 1995, of $359,686 and $74,209, respectively, representing total cash compensation of $435,646. This reflects a 5% base salary increase in fiscal 1995 which was the first base salary adjustment Mr. Campbell received since joining the Company in April 1992. The increase was in response to the Company's strong fiscal 1994 performance. The cash incentive of $74,109 earned in fiscal 1995 is 35% of Mr. Campbell's bonus potential of $211,740, and was based on performance against the annual plan objectives. Mr. Campbell's salary and bonus for the prior fiscal year was $580,945 and was comprised of salary of $336,100 and cash bonus of $241,992. The maximum bonus payout potential was earned in fiscal 1994 and represented 72% of Mr. Campbell's base salary.

    Mr. Campbell received two stock option grants in fiscal 1995: 12,000 shares on July 13, 1994, which were related to services performed for fiscal 1994, and 20,000 shares on May 17, 1995, related to services performed in fiscal 1995.


    David L. Nelson (Chair)                       William K. Brehm
    E. David Crockett                             Charles D. Ray, M.D.
    Richard H. Ruch

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation received by the Named Executives for each of the three fiscal years ended June 3, 1995; May 28, 1994; and May 29, 1993.

                                          ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                                                                 AWARDS            PAYOUTS
                                                                                      SECURITIES
                                                                   RESTRICTED STOCK   UNDERLYING   LTIP           ALL OTHER
     NAME AND PRINCIPAL       YEAR  SALARY(1)   BONUS(2)  OTHER(3)    AWARDS         OPTIONS/SAR   PAYOUTS(4)   COMPENSATION(5)
        POSITION                      ($)        ($)        ($)         ($)                          ($)              ($)
                                                                                          #

 J. Kermit Campbell(6)        1995   359,686     75,960      0            0           32,000       171,587          6,343
   President and Chief        1994   336,100    244,845      0            0           12,000          0             7,706
   Executive Officer          1993   336,100    190,597      0       1,275,000(7)     15,000          0             4,908


 Philip J. Mercorella(8)      1995   203,846     43,851      0            0            8,000        14,292          3,838
   Senior Vice President and  1994   195,840    143,858      0            0            8,000          0             5,584
   General Manager Systems    1993   192,000    110,094      0            0           10,000          0             5,032


 James H. Bloem               1995   197,692     43,851      0            0            8,000        93,315          3,538
   Vice President             1994   153,000    113,013      0            0            8,000          0             4,580
                              1993   150,000     86,630      0            0           10,000          0             4,088

 Hansjorg Broser              1995   179,384     36,960   24,728          0           18,000        50,599          4,611
   President, Herman Miller   1994   168,000     81,065      0            0            8,000          0             8,852
   Europe                     1993   146,966     96,000   70,394      95,250(9)            0          0             5,244

 Gary S. Miller               1995   162,058     35,241      0            0           23,000        44,852          4,061
   Senior Vice President      1994   153,000    113,013      0            0            8,000          0             5,314
   Design and Development     1993   150,000     86,630      0            0           10,000          0             4,700

 Andrew C. McGregor           1995   162,058     29,876   44,402          0           20,000        46,167          3,151
   Vice President and         1994   153,000     91,800      0            0            5,000          0             4,393
 General Manager of North     1993   146,175     68,052   100,676         0            4,500          0             3,709
 America Sales, Marketing &
 Dist.

(1) Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code. Includes 53 weeks of compensation for 1995 and 52 weeks for 1994 and 1993, consistent with the Company's fiscal year.
(2) Represents amounts earned under the Company's Earned Share Bonus Plan and Executive Incentive Plan.
(3) The amounts disclosed in this column include cost of living, foreign assignment, foreign exchange, spouse travel, and moving expenses.
(4) Represents amounts earned under the Company's Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder.
(5) Includes amounts attributable during Fiscal 1995 to benefit plans of the Company as follows: (a) amounts contributed by the Company pursuant to the Company's profit sharing plan for the account of Messrs. Campbell, Mercorella, Bloem, Broser, Miller, and McGregor were $1,435; $2,152; $1,614; $1,435; $1,973; and $2,012, respectively; and
         (b) payments by the Company in Fiscal 1995 of premiums for extraordinary term life insurance for the benefit of Messrs. Campbell, Mercorella, Bloem, Broser, Miller, and McGregor were $4,908; $1,618; $1,924; $3,176; $2,088; and $1,134, respectively.
(6)      Mr. Campbell resigned as an officer of the Company on July 11, 1995.
(7) The amount represents the value of 75,000 shares of the Company's common stock (based on the closing price on the date of grant of $17.00 per share) granted to Mr. Campbell under the terms of an Incentive Share Grant Agreement. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over a five- or six-year period. The minimum annual rate of vesting is 10% of the total shares granted during the first five years following the date of grant, with the balance vesting at the end of the sixth year (fiscal 1998). The rate of vesting may be accelerated if certain corporate performance goals are achieved, which would permit full vesting not earlier than fiscal 1997. Dividends are payable on the restricted shares at the same rate as dividends on the Company's common stock. At June 3, 1995, the value of the 75,000 restricted shares held by Mr. Campbell, based on the closing price of the Company's common stock on that date ($21.6875 per share) equalled $1,626,563.
(8)      Mr. Mercorella's employment with the Company ended on May 22, 1995.
(9) The amount represents the value of 6,000 shares of the Company's common stock (based on the closing price on the date of grant of $15.875 per share) granted to Mr. Broser under the terms of an Incentive Share Grant Agreement. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over a five- or six-year period. The minimum annual rate of vesting is 10% of the total shares granted during the first five years following the date of grant, with the balance vesting at the end of the sixth year (fiscal 1998). The rate of vesting may be accelerated if certain corporate performance goals are achieved, which would permit full vesting not earlier than fiscal 1997. Dividends are payable on the restricted shares at the same rate as dividends on the Company's common stock. At June 3, 1995, the value of the 6,000 restricted shares held by Mr. Broser, based on the closing price of the Company's common stock on that date ($21.6875 per share) equalled $130,125.

                       OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on options granted to the Named Executives during the year ended June 3, 1995.

                                                Percentage of
                                               Total Options                                     Grant Date
                                                 Granted to      Exercise or                       Present
             Name              Options/SARs     Employees in     Base Price     Expiration Date    Value(3)
                                 Granted(1)      Fiscal Year    (per share)(2)
- ------------------------------------------------------------------------------------------------------------
 J. Kermit Campbell                12,000            2.8%         $29.125          7/13/04        $173,520
                                   20,000            4.6%          21.000          5/17/05         171,600
 Philip J. Mercorella               8,000            1.9%          29.125          7/13/04         115,680
 James H. Bloem                     8,000            1.9%          29.125          7/13/04         115,680
 Hansjorg Broser                    8,000            1.9%          29.125          7/13/04         115,680
                                   10,000            2.3%          21.000          5/17/05          85,800
 Gary S. Miller                     8,000            1.9%          29.125          7/13/04         115,680
                                   15,000            3.5%          21.000          5/17/05         128,700
 Andrew C. McGregor                 5,000            1.2%          29.125          7/13/04          72,300
                                   15,000            3.5%          21.000          5/17/05         128,700

(1) Indicates number of shares that may be purchased pursuant to options granted under the Company's 1985 Stock Option Plan and 1994 Stock Option Plan. The Company granted options on July 13, 1994, and May 17, 1995, totalling 246,780 and 184,000 shares, respectively, to eligible employees of the Company and its subsidiaries. In general, options may not be exercised in full or in part prior to the expiration of one year from the date of grant.

(2) The exercise price equals the prevailing market price of the Company's common stock on the date of grant. The exercise price may be paid in cash or, if at least 500 shares are being acquired, by the delivery of previously owned shares, or a combination of cash and previously owned shares.


(3) For the options expiring on July 13, 2004, and May 17, 2005, respectively, the values reflect standard application of the Black-Scholes option pricing model based on: (a) expected stock price volatility of .375 and .296; (b) risk free rate of return of 7.39 and 6.54%; (c) a cash dividend yield of 1.75 and 2%; and (d) an expected time of ten years to exercise. The actual value, if any, of the options granted is dependent upon the market values of the Company's common stock subsequent to the date the options become exercisable.

  AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1995 AND YEAR END OPTION VALUES

    The following table provides information on the exercise of stock options during fiscal 1995 by the Named Executives and the number and value of unexercised options at June 3, 1995.


                                                                 Number of Securities            Value of Unexercised
                                                                Underlying Unexercised           In the Money Options
                                                               Options at June 3, 1995            at June 3, 1995(2)
                                    Shares
                                   Acquired
                                      on         Value
              Name                 Exercise   Realized(1)    Exercisable    Unexercisable    Exercisable     Unexercisable
- ----------------------------------------------------------------------------------------------------------------------------
 J. Kermit Campbell                 15,000       73,125        12,000           32,000               0          13,750
 Philip J. Mercorella                5,000       18,125        72,000                0          83,469               0
 James H. Bloem                     30,000       97,250        24,000            8,000          20,000               0
 Hansjorg Broser                     4,000       30,500         8,000           18,000               0           6,875
 Gary S. Miller                     15,000       50,438        28,500           23,000          21,750          10,313
 Andrew C. McGregor                 15,000       47,813        14,000           20,000           7,125          10,313

         (1) Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.
         (2) Values are based on the difference between the closing price of the Company's common stock on June 3, 1995 ($21.6875) and the exercise prices of the options.

                               PENSION PLAN TABLE

    The following table sets forth the estimated annual benefits payable upon normal retirement at age 65, on June 3, 1995, to persons in specified compensation and years of service classifications under the Company's Retirement Income Plan and the Company's Officers' Supplemental Retirement Income Plan ("Supplemental Plan"). Projected benefits are computed on a straight line annuity basis, and such benefits are in addition to any amounts which may be received under the Social Security Act. Amounts in excess of $120,000, as limited by Section 415 of the Internal Revenue Code, are payable under the Supplemental Plan to employees eligible or designated to participate in that plan. All of the Named Executives participate in the Supplemental Plan, except Messrs. Bloem, McGregor, and Miller.

                                                               YEARS OF BENEFIT SERVICE(2)
                                                --------------------------------------------------

         AVERAGE ANNUAL
        COMPENSATION(1)                  20                 25                  30             35 AND OVER
                                     ---------           --------            --------          -----------
 $240,000  . . . . . . . . .        $108,000            $132,000           $156,000            $180,000
 $270,000  . . . . . . . . .         121,500             148,500            175,500             202,500
 $300,000  . . . . . . . . .         135,000             165,000            195,000             225,000
 $330,000  . . . . . . . . .         148,500             181,500            214,500             247,500
 $360,000  . . . . . . . . .         162,000             198,000            234,000             270,000
 $390,000  . . . . . . . . .         175,500             214,500            253,500             292,500
 $420,000  . . . . . . . . .         189,000             231,000            273,000             315,000
 $450,000  . . . . . . . . .         202,500             247,500            292,500             337,500
 $480,000  . . . . . . . . .         216,000             264,000            312,000             360,000
 $510,000  . . . . . . . . .         229,500             280,500            331,500             382,500
 $540,000  . . . . . . . . .         243,000             297,000            351,000             405,000


   (1) Average annual compensation is determined under the Retirement Income Plan by the average of the five highest consecutive years of annual compensation (the amounts included under the columns "Salary" and "Bonus" in the Summary Compensation Table) during the last ten years of employment, subject to a maximum of $150,000 for fiscal 1995. Average annual compensation under the Supplemental Plan is not subject to a maximum. For employees designated as participants in the Supplemental Plan prior to January 21, 1986, average annual compensation is defined as the highest annual compensation out of the last three years of employment prior to retirement; for employees designated as participants after January 21, 1986, average annual compensation is determined in the same manner as under the Retirement Income Plan. The combined benefit under both the Retirement Income Plan and Supplemental Plan may not exceed a designated percentage of an officer's highest annual compensation, ranging from 50% if an employee retires at age 55, to 75% if the employee retires at or after age 65.
   (2) The Named Executives have credited years of service and "average annual compensation" under the Supplemental Plan as follows: J. Kermit Campbell, 3 years - $534,793; Hansjorg Broser, 3 years - $244,993; Philip J. Mercorella, 21 years - $274,475.


                               OTHER ARRANGEMENTS

    The Company maintains a Salary Continuation Plan, which provides that an officer's base salary (as shown in the "Salary" column of the Summary Compensation Table) will be continued for twelve months after termination of the officer's employment. Under this plan, benefits terminate if the officer performs services for a competitor of the Company, and benefits are offset for any noncompetitor payments for services. No benefits are payable under the plan if an officer dies, retires, voluntarily terminates employment, or is terminated for malfeasance.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock with that of the cumulative total return of the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index for the five year period ended June 3, 1995. The following information is based on an annual investment of $100, on June 2, 1990, in the Company's common stock, the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index, with dividends reinvested.

TOTAL SHAREHOLDER RETURN HERMAN MILLER, INC.





                                  1990          1991         1992          1993         1994          1995
 NASD Non-Financial                100          114          128           152           156          184
 S&P 500 Index                     100          112          123           137           143          171
 Herman Miller, Inc.               100          101           98           134           133          120

            PROPOSAL TO ADOPT THE 1995 EMPLOYEE STOCK PURCHASE PLAN

    On July 12, 1995, the Board of Directors adopted the Herman Miller, Inc., 1995 Employee Stock Purchase Plan (the "Plan"), subject to approval by the Company's shareholders. The following summary of the Plan is subject to the specific provisions contained in the complete text of the Plan set forth in Appendix A to this Proxy Statement.

    The Plan is similar to and intended to succeed the Herman Miller, Inc., 1987 Employee Stock Purchase Plan which expires on November 30, 1997. The Plan provides for the purchase of the Company's Common Stock ("common stock"), par value $.20 per share, by employees of the Company at a discount from the market price of such shares. A total of 1,000,000 shares is reserved for issuance under this plan.

    The Board of Directors believes that the opportunity to purchase shares of the Company's common stock under the Plan at a discount from market price is important to attract and retain qualified employees who are essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interests of the Company.

    At the annual meeting, the Company's shareholders are being asked to consider and approve this Plan.

    DESCRIPTION OF THE EMPLOYEE STOCK PURCHASE PLAN. All active employees of the Company and its participating subsidiaries, except certain part-time employees, are eligible to participate in the Plan after completing one year of continuous employment as of the beginning of an Option Period. An Option Period begins on the first day of each fiscal quarter and ends on the last day of the fiscal quarter. No employee is entitled to purchase shares of common stock under the Plan if he or she is or would be, after the purchase, the holder of five percent (5%) or more of the total voting power of the Company.

    The Plan provides an opportunity for eligible employees to purchase shares of the Company's common stock at a price equal to eighty-five percent (85%) of the fair market value of the shares as of the last business day of the Option Period. As long as the Company's shares are traded in the over-the-counter market, the fair market value per share will be equal to the closing sale price of the Company's common stock as reported by the National Association of Security Dealers Automated Quotation System ("NASDAQ") on the applicable purchase date. Eligible employees who have elected to participate may contribute cash (up to 10% of gross earnings of each fiscal quarter) to the Stock Purchase Plan through equal weekly payroll deductions, by lump sum contributions received 45 days prior to the last day of the option period, or both. However, aggregate contributions in any fiscal year for any employee may not exceed $25,000. Purchases of shares are made as of the last business day of each fiscal quarter with funds contributed by participating employees during this quarter. A participant may terminate his or her participation at any time prior to his or her last pay date in an Option Period by written notice to the Company, but will not be eligible to reenter the Plan for the balance of the Company's fiscal year.

    Rights under the Plan are not transferable. Any termination of employment, including death and retirement, terminates participation. In addition, the Stock Purchase Plan automatically terminates on December 4, 2005, unless terminated earlier by the Board of Directors. The Board of Directors may amend the Stock Purchase Plan at any time, except that it cannot be amended without shareholder approval if the amendment would: (a) increase the maximum number of shares that may be issued under the plan, (b) decrease the purchase price per share subject to the plan, (c) withdraw the administration of the Plan from the Committee, (d) change the class of employees eligible to participate under the plan, or (e) render options granted under the plan unqualified for special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code").

    SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES. The Plan is intended to be a qualified "Employee Stock Purchase Plan," as defined in Section 423 of the Code. The following paragraph summarizes the consequences of the acquisition and disposition of shares of the Company's common stock for federal income tax purposes, based on management's understanding of existing federal income tax laws.

    Funds contributed by employees through payroll deductions are a part of current compensation taxable as ordinary income, although not actually received by employees. As of the purchase date, on the last business day of each fiscal quarter, a participating employee will be considered to have been granted an option to purchase shares and to have simultaneously exercised that option with respect to the shares purchased on that date. If the employee does not dispose of such shares for a period of two (2) years after the date of the grant of the option (the "Holding Period"), upon subsequent disposition of the shares or upon death, the employee will realize compensation, taxable as ordinary income, equal to the lesser of: (a) the amount by which the fair market value of the shares at the time of disposition or death exceeds the option exercise price, or (b) the amount by which the fair market value of the shares at the time the option was granted exceeded the option exercise price. If (b) is the lesser amount, the difference between the fair market value of the shares at the time of disposition or death and the fair market value of the shares at the time of the option was granted will be taxed as a capital gain. In the event the Holding Period requirement described above is not met, the amount to be treated as compensation on disposition of the shares by the employee is the difference between the option exercise price and the fair market value of the shares at the time the option is exercised. In the event the Holding Period requirement is not met, the Company will be entitled to a deduction for federal income tax purposes equal to the amount recognized as compensation by the employee. In all other events, the Company will not be entitled to any deduction for federal income tax purposes with respect to shares to an employee pursuant to exercise of an option granted under the Stock Purchase Plan.

    The Board of Directors recommends a vote FOR approval and adoption of the 1995 Employees' Stock Purchase Plan. The affirmative vote of a majority of the outstanding shares of common stock voted at the Annual Meeting is required to
approve and adopt the Plan.   While broker nonvotes will not be treated as
votes cast on the approval of the Plan, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to approve and adopt the Plan. Unless otherwise directed by marking on the Company proxy, the proxy holder's name therein vote for the approval of the Plan.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending June 1, 1996. Representatives of Arthur Andersen LLP will be present at the annual meeting of shareholders and available to respond to appropriate questions. The Arthur Andersen LLP representatives will have the opportunity to make a statement if they so desire.

    Although the submission of this matter for approval by shareholders is not legally required, the Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of the shareholders. If the shareholders do not approve the selection of Arthur Andersen LLP, the selection of such firm as independent public accountants for the Company will be reconsidered by the Board of Directors.

    The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants.

                   SHAREHOLDER PROPOSALS--1996 ANNUAL MEETING

    Any shareholder proposal intended to be presented at the next annual meeting of the Company must be received by the Company at 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 not later than April 23, 1996, if the shareholder wishes the proposal to be included in the Company proxy materials relating to the meeting.

    In addition, the Company's Bylaws contain certain notice and procedural requirements applicable to director nominations and shareholder proposals, irrespective of whether the proposal is to be included in the Company's proxy materials. A copy of the Company's Bylaws has been led with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company.

                                 MISCELLANEOUS

    Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's directors and executive officers, as well as any person holding more than 10 percent of the Company's Common Stock are required to report initial statements of ownership of the Company's stock and changes in ownership of those securities to the Securities and Exchange Commission. To the Company's knowledge, all the required reports were filed by such persons during the fiscal year ended June 3, 1995, except that four reports pertaining to four transactions involving the grant of stock options were filed late by Lord Brian Griffiths, a director of the Company.

    If any matters, other than the matters set forth herein, properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares thereby represented in accordance with their judgment.

    The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by a few regular employees of the Company without additional compensation. The Company may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

    The annual report of the Company for the fiscal year ended June 3, 1995, including financial statements, is being mailed to shareholders with this proxy statement.

    Shareholders are urged to date and sign the enclosed proxy and return it promptly to the Company in the enclosed envelope.

    Questions related to your holdings can be directed as follows:

                 First Chicago Trust Company of New York
                 PO Box 2500
                 Jersey City, NJ  07303-2500
                 Phone:  1 800 446 2617

By Order of the Board of Directors
James N. De Boer, Jr., Secretary of the Board
August 21, 1995

                              HERMAN MILLER, INC.
                      1995 EMPL0YEES' STOCK PURCHASE PLAN


       1. Purpose. The purpose of the Herman Miller 1995 Employees' Stock Purchase Plan (the "Plan") is to provide employees of Herman Miller, Inc. (the "Company") and the "Participating Subsidiaries" (as herein defined) with a further inducement to continue their employment with the Company or the Participating Subsidiaries and to encourage such employees to increase their efforts to promote the best interests of the Company by permitting them to purchase shares of common stock, par value $.20 per share (the "Stock") of the Company, at a price less than the market price thereof, under such circumstances that the purchase qualifies as the exercise of an option granted under an employee stock purchase plan, as defined by Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). As used herein, the term "Company" does not include any subsidiaries of the Company. This Plan may be adopted by the board of directors of any corporation which is a member of a controlled group of corporations, within the meaning of Section 1563(a) of the Code, of which the Company is also a member, and upon such adoption and with the approval of the committee described in Section 2, such corporation shall be deemed to be one of the "Participating Subsidiaries."

       2. Committee to Administer Plan. The Plan shall be administered by a committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than three members. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may establish from time to time such regulations, provisions and procedures, within the terms of the Plan, as in the opinion of its members may be advisable in the administration of the Plan. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan shall be final unless otherwise determined by the Board of Directors. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

       3. Eligibility. Participation under the Plan shall be open to all active employees (the "Eligible Employees") of the Company or the Participating Subsidiaries except (a) employees who have been continuously employed by the Company or a Participating Subsidiary for less than twelve (12) months at the beginning of an Option Period (as hereinafter defined); (b) employees whose customary employment by the Company or a Participating Subsidiary is less than twenty (20) hours per week; and (c) employees whose customary employment by the Company or a Participating Subsidiary is for not more than five (5) months in a calendar year. No option rights shall be granted under the Plan to any person who is not an Eligible Employee, and no Eligible Employee shall be granted option rights under the Plan (a) if such employee, immediately after receiving the grant of such option rights under the Plan, owns (under the rules of Sections 423(b)(3) and 425(d) of the Code) stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiary corporations (as defined by Section 425(f) of the Code); or (b) which permit such employee to purchase stock under this Plan and any other employee stock purchase plan of the Company and its subsidiary corporations (as defined by Section 425(f) of the Code) at option prices aggregating more than $25,000 in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

       4. Stock Available for Plan. Purchase of Stock pursuant to and on behalf of this Plan for delivery under this Plan may be made out of the Company's presently or hereafter authorized but unissued Stock, or out of shares of Stock now or hereafter held in treasury by the Company, or from outstanding shares of Stock, or partly out of each, as determined by the Committee. The maximum number of shares of Stock which may be purchased under the Plan is 1,000,000 shares, subject, however, to adjustment as hereinafter set forth. In the event the Company shall, at any time after the effective date of the Plan, change its issued Stock into an increased number of shares of Stock,





                                   APPENDIX A
with or without par value, through a Stock dividend or split of shares, or into a decreased number of shares, with or without par value, through a combination of shares, then effective with the record date for such change, the maximum number of shares of Stock which thereafter may be purchased under the Plan shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan, proportionately increased, in the case of such Stock dividend or split up of shares, or proportionately decreased in the case of such combination of shares. In the event of any other change affecting Stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

       5. Effective Dates. This Plan shall become effective on December 4, 1995, provided that the Plan has been adopted by the Company's Board of Directors and approved by the shareholders of the Company at a duly called meeting or any adjournment thereof. The first Option Period under the Plan shall commence on December 4, 1995, and end on March 2, 1996. As long as the Plan remains in effect, a new Option Period shall commence on the first day of each fiscal quarter year of the Company and end on the last day of each such fiscal quarter year.

       6. Participation. An employee who is a participant in the Herman Miller, Inc. 1987 Employees' Stock Purchase Plan (the "1987 Plan") on December 4, 1995, will automatically participate in this Plan as of such date. In addition, an employee of the Company or a Participating Subsidiary who is an Eligible Employee at or prior to the first day of any Option Period may become a Participant as of such date by (a) at least ten (10) days prior to such date, completing and forwarding a payroll deduction authorization form (the "Authorization") to the Eligible Employee's appropriate payroll location; and/or (b) at least forty-five (45) days prior to the last day of the Option Period, completing and forwarding a lump sum payment form furnished by the Company accompanied by payment to the Company in the amount of the lump sum to be credited to the Eligible Employee's Purchase Account. The Authorization will direct a regular payroll deduction from the Participant's compensation to be made on each of the Participant's pay dates occurring during each Option Period in which he or she is a Participant. The term "Authorizations" as used herein includes Authorizations as defined in and filed pursuant to the 1987 Plan.

       7. Payroll Deductions and Lump Sum Payments. The Company and its Participating Subsidiaries will maintain payroll deduction accounts for all of their respective employees who are Participants and who have filed Authorizations for Payroll Deduction. Payments made by Participants, whether by payroll deduction or lump sum payment, shall be credited to the Participant's Stock Purchase Account (the "Purchase Account"). No amounts other than payroll deductions and lump sum payments authorized under this Plan may be credited to a Participant's Purchase Account. A Participant may authorize a payroll deduction in any amount not less than $5 for each pay date, but not more than a maximum of 10 percent of the Participant's gross earnings payable as wages, salary, and bonus compensation, before withholding or other deductions ("Gross Earnings"), with respect to which payments are to be made to him or her by the Company or the Participating Subsidiary on such pay date. A Participant may make one lump sum payment in any Option Period in any amount not less than $25, but not more than a maximum of 10 percent of the Participant's Gross Earnings for the immediately preceding Option Period. In the event a Participant makes payments for credit to his or her Purchase Account through both lump sum payments and payroll deductions, the total of all such payments during any Option Period shall not exceed 10 percent of the Participant's Gross Earnings during the immediately preceding Option Period.
In no event shall payments of any kind for credit to a Purchase Account by or on behalf of any Participant aggregate more than $25,000 in any calendar year.

       8. Changes in Payroll Deduction. Payroll deductions shall be made for each Participant in accordance with the Participant's Authorization and shall continue until the Participant's participation terminates, the Authorization is revised or the Plan terminates. A Participant may, as of the beginning of any Option Period, increase or decrease the Participant's payroll deduction within the limits specified in Section 7 by filing a new Authorization at least ten (10) days prior to the beginning of such Option Period.

       9. Termination of Participation; Withdrawal of Funds. A Participant may for any reason at any time on written notice given to the Company prior to the Participant's last pay date in any Option Period elect to terminate his or her participation in the Plan and permanently draw out the balance accumulated in his or her Purchase Account. Upon any termination by a Participant of participation, he or she shall cease to be a Participant, his or her Authorization shall be revoked insofar as subsequent payroll deductions are concerned, and the amount to his or her credit in his or her Purchase Account, and not payable in respect of the exercise of any option to purchase Stock theretofore granted under the plan, as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded to the former Participant. An Eligible Employee who has thus terminated participation in the Plan may thereafter begin participation in the Plan again only during the fiscal year of the Company following the fiscal year of the Company in which such termination and withdrawal of funds occurred. Partial withdrawals of funds will not be permitted.

       10. Purchase of Shares. Each Participant during each Option Period under this Plan will be granted an option as of the "Purchase Date" (as herein defined) for the purchase of as many shares of Stock, including partial shares, as may be purchased with the funds in his or her Purchase Account. This election shall be automatically made as provided in this Section unless the Participant terminates participation as provided in Section 9. The purchase price for each share of Stock purchased shall be 85 percent of the fair market value of a share of Stock on the "Purchase Date" (as herein defined). If such percentage results in a fraction of a cent, the purchase price shall be increased to the next higher full cent. The term "Purchase Date" shall be the last business day of the Option Period. If, as of each Purchase Date, the Participant's Purchase Account contains funds, the Participant shall be deemed to have exercised an option to purchase shares at the purchase price, the Participant's Purchase Account shall be charged for the amount of the purchase, and an entry shall be made to the Participant's account maintained by the Company's transfer agent. As of each subsequent Purchase Date when funds have again accrued in the Participant's Purchase Account, shares will be purchased in the same manner.

       If the Stock continues to be traded in the over-the-counter market and does not become listed upon an established stock exchange, the fair market value per share shall be the closing sale price of the Stock as reported by the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the Purchase Date, or if no closing sale price in the over-the-counter market is reported by NASDAQ for the Purchase Date, then on the next preceding day on which such price is reported. If the Stock becomes listed upon an established stock exchange or exchanges, the fair market value of the Stock for purposes of the Plan shall be deemed to be the closing price of the Stock on such stock exchange or exchanges on the Purchase Date, or if no sale of Stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such Stock.

       11. Registration of Certificates. Upon the request of a Participant during participation in the Plan, and upon a Participant's termination of participation, a stock certificate representing the full number of shares of Stock owned by such Participant under the Plan shall be issued and delivered to the Participant. Fractional share interests shall be paid in cash to the Participant. Certificates may be registered only in the name of the Participant or the names of the Participant and his or her spouse.

       12. Rights on Retirement, Death, or Termination of Employment. In the event of a Participant's retirement, death or termination of employment, no payroll deduction shall be taken from any pay due and owing to a Participant at such time and the balance in the Participant's Purchase Account shall be paid to the Participant or, in the event of the Participant's death, to the Participant's estate.

       13. Rights Not Transferable. Rights under this Plan are not transferable by a Participant and are exercisable only by the Participant during his or her lifetime.

       14. Application of Funds. All funds received or held by the Company or a Participating Subsidiary under this Plan may be used by the Company or such Participating Subsidiary for any corporate purpose.

       15. Amendment of the Plan. The Board of Directors of the Company may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of a majority of the shares of Stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made (a) increasing the number of shares approved for this Plan (other than as provided in Section 4), (b) decreasing the Purchase Price per share, (c) withdrawing the administration of this Plan from the Committee, (d) changing the designation of the class of employees eligible to receive options under the Plan, or (e) which would render options granted under the Plan unqualified for special tax treatment under the Code.

       16. Termination of the Plan. Unless sooner terminated as hereinafter provided, this Plan shall terminate on December 4, 2005. The Company may, by action of its Board of Directors, terminate the Plan at any time. Notice of termination shall be given to all then Participants, but any failure to give such notice shall not impair the termination. Upon termination of the Plan, all amounts in Purchase Accounts of Participants shall be promptly refunded.

       17. Governmental Regulations. The Company's obligation to sell and deliver Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such Stock. If at any time shares of Stock deliverable hereunder are required to be registered or qualified under any applicable law, or delivery of such shares is required to be accompanied or preceded by a prospectus or similar circular, delivery of certificates for such shares may be deferred for a reasonable time until such registrations or qualifications are effected or such prospectus or similar circular is available.

HERMAN MILLER, INC.

By signing this card, the shareholder appoints Richard H. Ruch, Michael A. Volkema, and David L. Nelson, and each of them, as attorneys, with the power of substitution, to vote the shares of Common Stock of Herman Miller, Inc. ("the company") held of record by the undersigned on August 7, 1995, at the Annual Meeting of Shareholders to be held at the company's Midwest Distribution Center, 10001 Adams Street, Holland, Michigan on Thursday, October 5, 1995, at 4:00 p.m. (E.D.T.) and at any adjournment thereof.

ELECTION OF FOUR DIRECTORS, each for a term of three years. Nominees: Dr. E. David Crockett, David L. Nelson, Charles D. Ray, M.D., and Michael A. Volkema

ELECTION OF ONE DIRECTOR, for a term of one year.  Nominee:  J. Harold Chandler

The Proxies will vote your shares in accordance with your direction on this card. If you do not indicate your choice on this card, the Proxies will vote your shares "FOR" the nominees and "FOR" the proposals.

All shares votable hereby by the undersigned include shares, if any, held for my account in the company's Employee Stock Ownership Plan and Employee Stock Purchase Plan.

/X/ Please mark
    your votes as in
    this example.

         This proxy is solicited on behalf of the Board of Directors.


                     For       Withheld                          For  Against  Abstain                         For  Against  Abstain
1.  ELECTION         / /         / /       2.  APPROVAL OF THE   / /    / /     / /      3.  RATIFICATION OF   / /    / /     / /
    OF DIRECTORS                               1995 EMPLOYEE                                 APPOINTMENT OF
    AS LISTED ON                               STOCK PURCHASE                                ARTHUR ANDERSEN LLP
    REVERSE SIDE.                              PLAN.                                         AS INDEPENDENT AUDITORS
    For, except vote withheld from                                                           FOR THE YEAR ENDING
    the following nominee(s):                                                                JUNE 1, 1996.

    _______________________________                                                      4.  At their discretion, the Proxies are
                                                                                             authorized to vote upon such other
                                                                                             business as may properly come before
                                                                                             the meeting or adjournment thereof.





                                                                           Signature________________________________________________

                                                                           Title if required_________________________Date___/__/____

                                                                           Signature________________________________________________

                                                                           Title if required_________________________Date___/__/____

                                                                           Please sign exactly as name appears hereon, joint owners
                                                                           should each sign.  When signing as attorney, executor,
                                                                           administrator, trustee, or guardian, please give full
                                                                           title as such.



                                                     FOLD AND DETACH HERE

PLEASE MARK THE BOXES ON THE ABOVE PROXY TO INDICATE HOW YOU WISH YOUR SHARES TO BE VOTED.
SIGN AND DATE THE PROXY, DETACH IT, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE.
WE MUST RECEIVE YOUR VOTE BEFORE THE ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 5, 1995.